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                                                  EXHIBIT - 11.1
                                      COMPUTATION OF EARNINGS PER SHARE DATA

The following formulas were used to calculate the earnings per share data shown in the Consolidated Statements of Operations for the years ended December 31, 1997 and 1996, included in this report.
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                                                    Calculation
                                                   -------------

Year Ended December 31
1997
----

Basic net income per          Net income                      =   $5,259,000      =  $ 0.88
common share                  ------------------------------    -------------
                              Weighted average shares of           5,993,967
                              common stock outstanding
                              during the period

Diluted net income per        Net income                      =   $5,259,000      =  $ 0.88
common share                  ------------------------------    -------------
                              Weighted average shares of           6,008,934
                              common stock outstanding
                              plus the dilutive effect of
                              stock options

1996
----

Basic net income (loss)       Net income (loss)               =  $(2,938,000)    =  $(0.49)
per common share              ------------------------------    --------------
                              Weighted average shares of            6,024,445
                              common stock outstanding
                              during the period

Diluted net income (loss)     Net income (loss)               =  $(2,938,000)    =  $(0.49)
per common share             ------------------------------    --------------
                              Weighted average shares of            6,024,445
                              common stock outstanding
                              plus the dilutive effect of
                              options
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